FOR IMMEDIATE RELEASE 7/19/99	CONTACT: Peter A. Guglielmi (630) 378-6111 Peter.Guglielmi@tellabs.com
TELLABS REPORTS RECORD SALES AND EARNINGS
FOR SECOND QUARTER AND FIRST HALF OF 1999

Lisle, Ill. -- Tellabs, Inc., announced Monday record sales and earnings for the second quarter and the first half of 1999.

Sales for the second quarter ended July 2 were $540,400,000, up 39.4 percent over sales of $387,719,000 a year earlier. This marks the 32nd consecutive quarter in which Tellabs' sales surpassed prior-year levels. Sales for the first six months of the year were $1,010,051,000, up 41.2 percent compared with sales of $715,221,000 a year earlier.

Net income for the second quarter was $127,772,000 compared with $119,042,000 a year earlier (when results included a pre-tax gain of $73,374,000 on the sale of stock held as an investment and a pre-tax write-off of $24,793,000 on assets that were determined to be impaired). Excluding the effect of the 1998 second-quarter gain and charge, earnings increased 48.1 percent over those recorded in the second quarter of last year.

Net income for the first six months of 1999 was $231,490,000 compared with $187,286,000 a year earlier. Excluding the effect of the 1998 gain and charge, net income for the first half of 1999 was 49.8 percent greater than the level recorded in the first half of 1998.

Diluted earnings per share of common stock for the second quarter of 1999 were 32 cents compared with 32 cents (or 23 cents excluding the effect of the stock sale and write-off) for the second quarter of 1998. For the first six months of 1999, diluted earnings per share were 58 cents compared with 50 cents (or 41 cents excluding the effect of the stock sale and write-off). (All earnings-per-share amounts have been adjusted to reflect the effect of the two-for-one stock split that occurred on May 18, 1999.)

"This is clearly a quarter where sales growth was driven by the TITAN® digital cross-connect system family, " said Tellabs President and CEO Michael J. Birck. "Continuing strong demand for the SONET-based TITAN 5500 and 532L systems resulted in a 28.6 percent increase over last year's extremely robust second-quarter level. While MartisDXX™ system sales did not meet expectations for the quarter, we continue to project relatively strong sequential growth for this product throughout the rest of the year. Echo canceller sales, reflecting in part the success of our merger with Coherent Systems Corporation last August, grew robustly when compared to both the second quarter of 1998 and the first quarter of this year. CABLESPAN® system sales increased significantly, albeit from a rather modest level in last year's second quarter, as that product area continues to gain customer acceptance."

During the quarter, Tellabs announced that it will acquire Alcatel's DSC Communications businesses in Europe, in an all-cash transaction valued at about $110 million, and Wilmington, Mass.-based NetCore Systems, Inc., in an all-stock transaction valued at about $575 million. The European businesses are leading providers of managed, high-speed transport solutions based on international-standard Synchronous Digital Hierarchy (SDH) optical and multiplexing technologies. NetCore is a leading developer of innovative carrier-class IP routing and ATM switching solutions for the new public network. These acquisitions are intended to extend Tellabs' existing product offerings and allow the company to speed to market complementary technologies. The company expects both acquisitions to close during the third calendar quarter of 1999.

Tellabs designs, manufactures, markets and services voice and data transport and network access systems. The company's products are used worldwide by the providers of communications services. Tellabs stock is listed on the NASDAQ stock market (TLAB).

Tellabs, the Tellabs logo, TITAN and CABLESPAN are registered trademarks of Tellabs Operations, Inc., in the United States and/or other countries. MartisDXX is a trademark of Tellabs Oy.

TELLABS, INC. Results of Operations (Dollars in thousands, except per-share data) (Unaudited)
	Three Months Ended		Six Months Ended
	07/02/99	07/03/98	07/02/99	07/03/98
Net Sales	$540,400	$387,719	$1,010,051	$715,221
Cost of Goods Sold	210,798	161,596	404,808	299,942
Gross Profit	329,602	226,123	605,243	415,279
Operating Exp.
Mktg. & G.A.	79,572	52,707	146,024	101,181
Research & Dev.	69,187	47,919	131,299	91,225
Asset Impairment	---	24,793	---	24,793
Goodwill Amort.	1,427	1,374	2,900	2,850
Total Oper. Exp.	150,186	126,793	280,223	220,049

Oper. Profit	179,416	99,330	325,020	195,230
Interest/Other-Net	7,353	77,029	15,406	82,231
Profit Before Tax	186,769	176,359	340,426	277,461

Income Taxes	58,997	57,317	108,936	90,175
Net Profit	$127,772	$119,042	$231,490	$187,286

Earnings Per Share
Basic	$0.33	$0.33	$0.59	$0.51
Diluted	$0.32	$0.32	$0.58	$0.50
Average Number of Shares of Common Stock Outstanding
Basic	392,023	364,781	391,056	364,263
Diluted	403,370	374,963	402,367	374,429

TELLABS, INC. Condensed Consolidated Balance Sheet (Dollars in thousands) (Unaudited)
	1999 Second Quarter	1999 First Quarter	1998 Year End
Assets
Current Assets
Cash and investments	$872,212	$811,235	$642,645
Accounts receivable, less allowance	458,752	381,354	480,620
Inventories	132,819	135,105	122,424
Other current assets	2,747	8,939	7,002
Total Current Assets	1,466,530	1,336,633	1,252,691

Property, Plant and Equipment	423,564	410,869	413,891
Accumulated depreciation	(176,652)	(166,850)	(159,100)
	246,912	244,019	254,791
Goodwill	48,959	51,446	55,559
Other Assets	90,038	81,645	64,550
Total Assets	$1,852,439	$1,713,743	$1,627,591

Liabilities
Current Liabilities
Accounts payable	$69,129	$59,360	$63,083
Accrued liabilities	85,173	89,223	81,927
Income taxes	48,445	57,386	73,117
Total Current Liabilities	202,747	205,969	218,127

Long-Term Debt	2,850	2,850	2,850
Other Long-Term Liabilities	19,321	18,856	18,164
Deferred Income Taxes	10,047	10,638	11,853
Total Liabilities	234,965	238,313	250,994

Stockholders' Equity
Common Stock, $0.01 Par Value	3,923	3,915	1,945
Additional Paid-In Capital	249,296	230,204	192,612
Cumulative Translation Adjustment	(66,245)	(49,248)	(9,207)
Unrealized Holding Gains on Securities	30,146	17,974	20,423
Retained Earnings	1,400,354	1,272,585	1,170,824

Total Stockholders' Equity	1,617,474	1,475,430	1,376,597
Total Liab. and Stockholders' Equity	$1,852,439	$1,713,743	$1,627,591